Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
Oiltanking Partners, L.P.
Houston, Texas
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2011, relating to the combined financial statements of Oiltanking Houston, L.P. and Oiltanking Beaumont Partners, L.P., which is contained in that Prospectus.
We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 28, 2011, relating to the balance sheet of Oiltanking Partners, L.P., which is contained in that Prospectus.
We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/  BDO USA, LLP

Houston, Texas
June 22, 2011